Exhibit 24.1

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated
Charles M. B. Goldman, Scott P. Scharfman and Justin C. Jacobs, each acting singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 and
Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Lifetime Brands,
Inc., a Delaware corporation. The authority of Charles M. B. Goldman, Scott P.
Scharfman and Justin C. Jacobs under this Statement shall continue until the undersigned is no longer required to file any of Forms 3, 4 and 5 and Schedule
13D with regard to the undersigned's ownership of or transactions in securities of Lifetime Brands, Inc. unless earlier revoked in writing. The undersigned acknowledges that Charles M. B. Goldman, Scott P. Scharfman and Justin C. Jacobs
are not assuming any of the undersigned's responsibilities to comply with
Section 16 or Section 13 of the Securities Exchange Act of 1934.

/s/ Thomas E. Lynch
Thomas E. Lynch

Dated: December 16, 2013